Exhibit 10.3
AMENDMENT TO THE MATRIA HEALTHCARE, INC.
2000 DIRECTORS’ NON-QUALIFIED STOCK OPTION PLAN (the “Plan)
APPROVED BY THE BOARD OF DIRECTORS ON APRIL 22, 2004

Effective April 22, 2004, Paragraph 5(b) of the Plan is hereby amended by deleting the first and second sentences therein and substituting the following language:

“An option to purchase 4,000 shares of Stock shall be granted (“Initial Grant”) to each Outside Director, such Initial Grant to be made to Outside Directors elected or appointed to the Board upon the date each such Outside Director becomes an Outside Director of the Company. Beginning with the first annual meeting of the Company’s stockholders following the Initial Grant Date and thereafter at each subsequent annual meeting of the Company’s stockholders, each Outside Director who continues as an Outside Director immediately following such annual meeting shall be granted an option to purchase 4,000 shares of Stock (“Subsequent Grant”); provided that no Subsequent Grant shall be made to any Outside Director who has not served as an Outside Director of the Company, as of the time of such meeting, for at least one year. Each Outside Director who is entitled to receive a Subsequent Grant at the 2004 annual meeting of the Company’s stockholders shall at the same time receive a one-time grant of an option to purchase 2,750 shares of Stock.”

By:	/s/
Roberta L. McCaw
Title Secretary (by authority of the Board of Directors of Matria Healthcare, Inc.